Exhibit 99.1

Identix Reports Fourth Quarter Results

    MINNETONKA, Minn.--(BUSINESS WIRE)--Aug. 3, 2005--Identix Incorporated (Nasdaq:IDNX), the world's leading multi-biometrics technology company, today reported financial results for its fiscal 2005 fourth quarter and for the year ended June 30, 2005. Fiscal 2005 fourth quarter revenue was $18.4 million, up 14% from $16.2 million in the year earlier quarter. The fiscal 2005 fourth quarter net loss was $4.4 million, or $0.05 per fully diluted share, compared to a net loss of $4.8 million, or $0.05 per fully diluted share, in the year earlier quarter. Gross margin excluding amortization of intangible assets for the fiscal 2005 fourth quarter was 32% of revenue, which is consistent with the fiscal 2004 fourth quarter gross margin excluding amortization of intangible assets.
    Product revenue, which consists primarily of fingerprint and facial recognition products, systems, and technology licensing, was $11.3 million for the fiscal 2005 fourth quarter, up 45% when compared to year-earlier fourth quarter product revenue of $7.8 million. Product gross margin excluding amortization of intangible assets was 45% of product revenue, compared to fiscal 2004 fourth quarter product gross margin excluding amortization of intangible assets of 38%. Service revenue, which consists primarily of the Company's maintenance revenue related to its installed base of biometric systems, its fingerprinting services business (Identix Identification Services) and other professional services and offerings, was $7.1 million for the fiscal 2005 fourth quarter, down 16% when compared to year-earlier fourth quarter service revenue of $8.4 million. Service gross margin for the fiscal 2005 fourth quarter was 11% of service revenue, versus service gross margin of 30% in the fourth quarter of fiscal 2004.
    As discussed in the Company's announcement and conference call on July 13 and 14, respectively, fiscal 2005 fourth quarter service revenue and service gross margin were down more than the Company anticipated as legacy live scan customers made a faster than expected transition during the fourth quarter to Identix' latest TouchPrint(R) Enhanced Definition live scan systems.
    "As previously discussed, maintenance pricing for our new live scan systems is lower than that of our existing legacy systems that are being replaced in our installed customer base, and the new live scan technology we are selling comes with a one year warranty," said Identix CFO Elissa Lindsoe. "During our fiscal 2005 fourth quarter, we experienced a faster transition out of legacy live scan systems than originally anticipated, with the reduction in maintenance revenue translating directly into lower service margins. To address this issue, we are managing costs down as quickly as prudently possible as the transition to the new systems occurs. Our field service and support staff has been reduced by approximately 10 percent through a June reduction in force and by recent attrition. We will continue to manage costs aggressively, but always with our customers needs in mind, as we believe we have a significant competitive advantage with the industry's only factory-trained and employed service staff. We plan to maintain that advantage."
    The Company's balance sheet remains solid with no debt and $35.8 million in cash, restricted cash and marketable securities as of June 30, 2005, down $1.7 million from March 31, 2005. The company's restricted cash, both current and long term, increased to $3.6 million from $0.6 million on March 31, 2005 as the Company posted a bid guarantee on a recent bid submission and was required to guarantee performance on a recent contract win.
    Identix President & CEO Dr. Joseph J. Atick commented, "While we were disappointed with our fourth quarter results, we believe that many of the issues leading to our product revenue shortfall from our expectations were purely a matter of timing. As mentioned in our call in mid-July, we will continue to be faced with the potential for short term lumpiness in our revenue streams. Over the longer term, however, and as illustrated in our financial expectations, our outlook for continued revenue growth and operating improvements in our fiscal 2006 year remains strong."
    Revenue for the fiscal 2005 year was $73.8 million, with a loss from continuing operations of $14.0 million, or $0.16 per fully diluted share. Fiscal 2005 full year revenue was up 34% when compared to fiscal 2004 full year revenue of $55.2 million. The net loss from continuing operations for the year earlier period was $23.7 million, or $0.27 per fully diluted share.
    As a result of the Company's sale of its project management services subsidiary, Identix Public Sector, Inc. (IPS), in February 2004, the Company's financial statement presentations have been reclassified to present IPS as a discontinued operation. All prior period financial information and comparisons in this press release and all future financial reports issued by the Company reflect the reclassification of the IPS business net operating results as discontinued operations. The Company's net loss for the fourth quarter and full year of fiscal 2005 and for the fourth quarter of fiscal 2004 were not impacted by the discontinued IPS business. The net loss for the fiscal 2004 year including the impact of the discontinued IPS business was $18.5 million, or $0.21 per fully diluted share.

    Current Fiscal 2006 Financial Outlook for Continued Growth

    The Company is providing the following ranges of financial expectations for its fiscal 2006 first quarter and full year. The Company cautions that these financial expectations are forward-looking statements that fall under the Company's Safe Harbor statement below. The Company cautions that delivery on orders, as well as product mix that may affect gross margin excluding amortization of intangible assets, can move or vary from one quarter to another, which could materially adversely affect the Company's current expectations.

    Fiscal 2006 first quarter ending September 30, 2005:

    Fiscal 2006 first quarter revenue is expected to be between $20.0 and $22.0 million, which includes the Company's expectation of receiving an initial cash payment of just over $1 million from a recently won international facial recognition ABIS program. The net loss is expected to be between $0.02 and $0.04 per share, which includes approximately $300,000 to $400,000 in stock option expense. Product revenue for the fiscal 2006 first quarter is expected to increase approximately 50% to 75% over product revenue of $8.2 million in the year earlier period. Service revenue for the fiscal 2006 first quarter is expected to be down between 11% and 16%, from services revenue of $8.3 million in the first quarter of fiscal 2005. Fiscal 2006 first quarter gross margin, excluding amortization of intangibles, is expected to be between 37-39% of revenue, and operating expenses are expected to be between $11.0 to $11.5 million, including stock option expense.

    Full Fiscal Year 2006

    For the fiscal 2006 year, the Company expects total revenue to be in the range of $90 and $98 million, with a net loss of between $0.02 and $0.07 per share, before the impact of expensing stock options. Gross margin for the year, excluding amortization of intangible assets, is expected to be in the low 40% range. Operating expenses for the year are expected to be approximately $46 million, before the impact of expensing stock options. Cash from operations for the fiscal 2006 year is expected to range from cash generation of $2 million to cash usage of $3 million.
    The Company expects fiscal 2006 full year product revenue to increase between 35% and 55% over comparable fiscal 2005 product revenue. Service revenue for the full fiscal 2006 year is expected to remain relatively flat, with growth in the Company's fingerprinting services business offsetting the anticipated continued decline in legacy maintenance revenue.
    Product gross margin excluding amortization of intangibles is expected to range between 45% and 55% over the course of the fiscal 2006 year, increasing throughout the year as the Company's software offerings continue to account for a larger percentage of product revenue.
    Service gross margin is expected to range between 22% and 28% of services revenue over the course of the fiscal 2006 year. Service gross margin is expected to increase throughout the year as the Company manages the transition to new live scan systems by its installed base.
    The Company will host a webcast tomorrow at 9:00 am EDT. The webcast will be broadcast live and may be accessed at the Company's website at http://www.shareholder.com/identix/medialist.cfm. To listen to the live webcast, please visit the Identix Investor Relations web site and click on the conference call button at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay will be available at the same location shortly after the call. For those without Internet access, you may call (800) 642-1687, code 8090491, beginning two hours after completion of the call. The telephonic replay will be available until midnight August 9, 2005.
    Identix, ABIS, and TouchPrint are trademarks or registered trademarks of Identix Incorporated in the United States and other countries.

    About Identix Incorporated

    Identix Incorporated (Nasdaq:IDNX) is the world's leading multi-biometric technology company. The Company provides fingerprint, facial and skin biometric technologies, as well as systems, and critical system components that empower the identification of individuals in large-scale ID and ID management programs. The Company's offerings include live scan systems and services for biometric data capture, mobile systems for on-the-spot ID, and backend standards-based modules and software components for biometric matching and data mining. The Company's products are used to conduct background checks, speed travel and commerce via secure identification documents, prevent identity fraud in large-scale government and civil ID programs, and control access to secure areas and networks. With a global network of partners, such as leading system integrators, defense prime contractors and OEMs, the Company serves a broad range of markets including government, law enforcement, gaming, finance, travel, transportation, corporate enterprise and healthcare.
    More information on Identix can be accessed via the Company web site at http://www.identix.com.

    Statements in this press release and that relate to future plans, events or performance are forward-looking statements reflecting management's current expectations, assumptions and estimates of future performance and economic conditions. All forward-looking statements are made in reliance on the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Identix cautions investors that forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. Risks and uncertainties include, without limitation: those related to the ability of the Company to complete complex product development and obtain relevant government agency certifications on a timely basis; the availability of funding from government and other customers; and the readiness of customers to accept delivery of new products on a timely basis; the ability of the Company to achieve targeted levels of product and component sales and mixes; increasing levels of competition; and other risks identified in the Company's SEC filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.



IDENTIX INCORPORATED
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               Three Months Ended      Year Ended
                                    June 30,            June 30,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
Product revenue                 $11,336    $7,823   $42,019   $25,644
Services revenue                  7,063     8,362    31,813    29,555
                               --------- --------- --------- ---------
  Total revenue                  18,399    16,185    73,832    55,199

Product cost of revenue
 (excluding amortization of
 intangible assets)               6,272     4,875    24,835    15,131
Service cost of revenue           6,312     5,873    24,561    22,529
                               --------- --------- --------- ---------
Total cost of revenue
 (excluding amortization of
 intangible assets)              12,584    10,748    49,396    37,660

Product gross margin (excluding
 amortization of intangible
 assets)                          5,064     2,948    17,184    10,513
Service gross margin                751     2,489     7,252     7,026
                               --------- --------- --------- ---------
Total gross profit (excluding
 amortization of intangible
 assets)                          5,815     5,437    24,436    17,539

Operating expenses:
  Selling and marketing           3,027     2,629    11,771    10,867
  Research and development        2,870     2,468    11,215     9,675
  General and administrative      3,165     3,934    12,380    13,814
  Amortization of acquired
   intangible assets              1,283     1,367     5,135     5,543
  Restructuring and other, net      113       ---      (507)    2,115
                               --------- --------- --------- ---------
                                 10,458    10,398    39,994    42,014
                               --------- --------- --------- ---------
Loss from operations             (4,643)   (4,961)  (15,558)  (24,475)
Interest and other income, net      209       182     1,634     1,153
Equity interest in loss of
 joint venture                      ---       ---       ---      (302)
                               --------- --------- --------- ---------
Loss from continuing operations
 before taxes                    (4,434)   (4,779)  (13,924)  (23,624)

Provision for income taxes           (9)      (15)      (42)      (43)
                               --------- --------- --------- ---------
Loss from continuing operations  (4,443)   (4,794)  (13,966)  (23,667)

Discontinued operations:
Loss from discontinued
 operations                         ---       ---       ---      (809)
Gain on sale of IPS                 ---       ---       ---     5,934
                               --------- --------- --------- ---------
Net loss                        $(4,443)  $(4,794) $(13,966) $(18,542)
                               ========= ========= ========= =========

Basic and diluted loss per
 share:
    Continuing operations        $(0.05)   $(0.05)   $(0.16)   $(0.27)
    Discontinued operations         ---       ---       ---      0.06
                               --------- --------- --------- ---------
    Basic and diluted loss per
     share                       $(0.05)   $(0.05)   $(0.16)   $(0.21)
                               ========= ========= ========= =========
Weighted average shares
 outstanding basic and diluted   88,927    88,242    88,696    86,758




IDENTIX INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED, IN THOUSANDS)

                                                   Jun. 30,  Jun. 30,
                                                     2005      2004
                                                   --------- ---------

Assets
Cash and cash equivalents                           $22,445   $35,944
Marketable securities                                 9,753     9,472
Restricted cash                                       2,649       ---
Accounts receivable, net                             15,376    11,412
Inventories                                           6,340     7,171
Prepaid expenses and other assets                       928     1,052
                                                   --------- ---------
         Total current assets                        57,491    65,051

Restricted cash                                         933     1,761
Property and equipment, net                           1,738     2,153
Goodwill                                            141,213   141,213
Acquired intangible assets, net                      13,363    18,497
Other assets                                            317       152
                                                   --------- ---------
Total assets                                       $215,055  $228,827
                                                   ========= =========

Liabilities and stockholders' equity
Accounts payable                                     $6,596    $4,881
Accrued compensation                                  3,894     2,948
Other accrued liabilities                             3,634     4,992
Deferred revenue                                      6,738     6,408
                                                   --------- ---------
            Total current liabilities                20,862    19,229

Deferred revenue                                      1,947       462
Other liabilities                                       159     5,647
                                                   --------- ---------
          Total liabilities                          22,968    25,338

Stockholders' equity                                192,087   203,489
                                                   --------- ---------
Total liabilities and stockholders' equity         $215,055  $228,827
                                                   ========= =========


    CONTACT: Identix Incorporated, Minnetonka
             Investor Relations:
             Damon Wright, 952-979-8485
             damon.wright@identix.com